Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made to be effective as of January 1, 2014 (the “Effective Date”), between Solar Wind Energy, Inc.(FKA Clean Wind Energy, Inc.), a Delaware Corporation (the “Company”), Solar Wind Energy Tower, Inc., a Nevada corporation (“Solar” ) and Stephen Sadle (the “Executive”).

Recitals:

A. Executive has been employed by the Company and Solar since December 29, 2010 in the capacity of Chief Operating Officer for both companies and has also been a member of the Board of Directors of each company.

B. Company is a wholly owned subsidiary of Solar.

C. Executive and Company are parties to an Executive Employment Agreement dated September 10, 2010 (the “Prior Agreement”).

D. Executive is the holder of a note issued by Solar in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) dated April 18, 2014 (the “Note”) and a Convertible Debenture in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) dated December 31, 2012, also issued by Solar.

E. Solar has issued Executive a Warrant To Purchase Twenty Three Million One Hundred Forty Eight Thousand One Hundred Forty Eight (23,148,148) fully paid and non-assessable shares of Solar common stock (the “Warrant”).

F. The parties have agreed to (i) extend the Executive’s term of employment (ii) to provide for automatic salary increases in the event the Company achieves certain developmental milestones (iii) to confirm Executive’s right to convert accrued but unpaid salary to promissory notes payable from Solar to Executive and (iv) to confirm Executive’s right to receive warrants from Solar to purchase shares of Solar’s common stock.

G. The parties desire to amend and restate the terms of their executive employment relationship and to terminate the Prior Agreement and replace it with this Agreement.

In consideration of the promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following:

1. EMPLOYMENT AND DUTIES. Company employs Executive as its Chief Operating Officer (“COO”). In his capacity as COO, Executive shall report only to the Chief Executive Officer and the Board of Directors of the Company and Solar and shall be responsible for each Company’s day-to-day operating activities. The following conditions shall apply to Executive’s employment under this Agreement: (i) Executive shall be permitted to work from home at his discretion; (ii) Executive shall be the Company and Solar’s only COO and no other individual shall hold the position of COO or co- COO; (iii) other than the Chief Executive Officer, no individual or indivictuals, whether acting as a committee or otherwise, shall have executive authority over or equal to that of the Executive and neither the Company nor Solar shall take any action which would or could have the effect of giving any individual(s) such authority or which appears to give any individual(s) such authority; (iv) Executive’s title may not be changed or modified in any way; (v) Executive’s duties shall not be changed in any way from those he has performed previously, nor shall Executive’s duties or responsibilities be reduced in any way; (vi) Executive shall devote sufficient time to the performance of his duties as COO of both Company and Solar; (viii) Executive shall be entitled to the full protection of all applicable indemnification provisions of the Company and Solar’s Articles of Incorporation and bylaws, for his service as a director, executive officer and employee of the Company and Solar.

If: (i) Company or Solar changes the Executive’s duties and responsibilities as those duties are set forth in this Section 1 without Executive’s consent (including, without limitation, violation of any of the provisions of clauses (ii)-(v) above; (ii) there occurs a breach by Company or Solar of any of their obligations under this Agreement that has not been cured in all material respects within ten (10) days after the Executive gives notice thereof to the Company or Solar, as the case may be; (iii) there occurs a “change in control” (as that term is defined below) with respect to either Company or Solar or; (iv) the Executive has not been paid for a cumulative sixty (60) day period without Executive’s consent in excess of the period of non-payment for similar Executives, then Executive shall have the right to terminate his employment with Company and Solar, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company and Solar “without cause” (as that term is defined below). For purposes of this Agreement, the term “change in control” means the first to occur of the following events:

(i) any person or group of commonly controlled persons acquires, directly or indirectly, fifty percent (50%) or more of the voting control or value of the equity interests in the Company or Solar; or

(ii) the shareholders of Company or Solar approving an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of fifty percent (50%) or more of the voting control or value of the equity interests in Company or Solar, or an agreement to sell or otherwise dispose of all or substantially all of Company or Solar’s assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company or Solar’s business.

2. TERM. The term of this Agreement shall begin on the Effective Date and shall continue through December 31, 2018 (the “Initial Term”). Following the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms, up to a maximum of ten (10) additional years, unless either party notifies the other in writing of his or its desire not to renew at least ninety (90) days prior to the expiration of the then current term.

3. COMPENSATION.

(a) Base. Throughout the Initial term of this Agreement and for any renewal term, for services rendered under this Agreement, Executive shall be paid annual base compensation of One Hundred Seventy Five Thousand and 00/100 Dollars ($175,000.00)(the “Annual Base Compensation”), payable in accordance with Company’ and Solar’s current payroll policies which Company and Solar agree not to change without Executive’s written consent.

(b) Automatic Increases. Annual Base Compensation shall be increased automatically upon the achievement of agreed upon economic milestones and business development achievements. Company, Solar and Executive agree to negotiate in good faith to establish agreed upon milestones and business development achievements and the failure to do so shall be considered a breach of this Agreement by Company and Solar unless otherwise agreed by Executive.

(c) Discretionary Increases. Annual Base Compensation may be increased from time to time at the discretion of the Company or Solar’s Board of Directors based on the performance of Executive, Company and Solar.

(d) Bonus. Executive shall be eligible to receive an annual bonus bonuses based or the performance of Executive and Company or Solar as on determined by the Board of Directors of the Company or Solar, as the case may be.

(e) Accrued Annual Base Compensation. In the event that Executive does not receive payment of any portion of the Annual Base Compensation due to Executive in the year in which it is earned (“Accrued Compensation”), Executive shall, at any time thereafter have the option, exercisable by delivery of written notice to Company or Solar, of converting all or any portion of such Accrued Compensation into a note or notes payable from Company or Solar. Any such notes payable shall have an effective date of January 1 of the year following the year in which the Accrued Compensation was earned and the note(s) shall otherwise be on the same terms and conditions as are provided for in the Note.

(f) New Warrants. Contemporaneous with the issuance of any note delivered to Executive in accordance with (3(e)) above, Solar shall issue Executive new Warrants granting Executive the right to purchase shares of Solar common stock for a purchase price per share equal to the market price as of the date of the warrant plus twenty percent (20%). The warrant(s) shall provide that Executive may exercise the warrants, in whole or in part, at any time that there is an outstanding balance due under any note payable by Solar to Executive and shall otherwise contain terms identical to those provided for in the Warrant.

4. BENEFITS: (a) General. Executive shall be entitled to receive substantially similar fringe benefits as those provided to other executives of Company and Solar. Without limiting the benefits to which Executive is entitled under this Section 4, Executive shall participate in any incentive, insurance, pension, retirement or other benefit plan approved by Board of Directors and currently or subsequently maintained by Company or Solar for the benefit of its employees, executives or board members; (b) Paid Vacation. Throughout the term of this Agreement, Executive shall receive four (4) weeks paid vacation per calendar year. The full four (4) weeks of vacation shall be deemed earned as of the first day of the year. At Executive’s option, unused vacation shall be paid to Executive in cash at the end of the year in which it was earned (with unpaid vacation being considered as Accrued Compensation if it is not paid). In the alternative, Executive shall be permitted to carry any unused vacation forward to the next succeeding year. Upon termination of Executive’s employment, regardless of the reason for such termination, Executive shall be paid for any unused vacation time; (c) Expense Reimbursement. The Company and Solar shall reimburse Executive for all expenses incurred by Executive in the performance of his duties on behalf of the Company. By way of example and not limitation, expenses for which Executive shall be entitled to reimbursement include, but are not limited to, travel and entertainment expenses, meals (including travel, entertainment and meals for Executive’s spouse when she is traveling with Executive on Company matters), cell phones, computers and internet access; (d) Auto. In recognition of the Company’s requirement that Executive have access to an automobile as a condition of his employment, at Executive’s option, Executive shall be provided with a leased or Company purchased automobile of Executives choice or payment of an auto allowance, such allowance to include payment by Company or Solar of all maintenance, fuel and insurance expenses related to the automobile owned or used by Executive; (e) Health Insurance. Company shall pay one hundred (100%) of the premiums of a medical health insurance plan covering Executive, his wife and any eligible dependent children (any such coverage may be supplemental to Medicare coverage available to Executive). Company shall also pay or reimburse Executive for any out of pocket health care related costs incurred by Executive; (f) Disability Insurance. At such time as the Company’s board of directors determines that it is economically feasible, Company shall obtain and pay the premiums on a long-term disability policy insuring Executive against loss of income associated with a long term injury or disability; (g) Stock Option Plan. Prior to December 31, 2014, Solar agrees to adopt a stock option plan on terms and conditions satisfactory Executive.

5. TERMINATION. Executive’s employment under this Agreement may be terminated prior to expiration of the Initial Term of this Agreement only in accordance with the following paragraphs.

(a) Death or Long-Term Disability. Executive’s employment under this Agreement shall be terminated upon the death of Executive. Executive’s employment under this Agreement may be terminated upon thirty (30) days’ written notice to Executive if Executive shall be unable to perform his duties substantially as required by this Agreement by reason of physical or mental disability or incapacity (from any cause or causes whatsoever) for a period of more than ninety (90) days, whether or not continuous, in any continuous sixty (120) day period.

(b) For Cause. Executive’s employment under this Agreement may be terminated immediately by the Company for “Cause”. For purposes of this Agreement, the term “Cause” shall mean the existence or occurrence of one or more of the following conditions or events:

(i) Executive’s commission of willful and intentional acts involving gross misconduct (including, without limitation, theft, fraud or embezzlement);

(ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; or

(iii) a material breach by Executive of any material provision of this Agreement or of any contractual or legal duty to the Company, including, but not limited to, the unauthorized disclosure of confidential information, that remains uncured after thirty (30) business days following a written notice from the Board of Directors of the Company to cure.

(c) Without Cause. Executive’s employment under this Agreement may be terminated by the Company at any time without Cause upon not less than (30) days’ prior written notice. Any termination of Executive’s employment other than as a result of Death, Long Term Disability or by the Company or Solar for Cause shall be considered for all purposes of this Agreement to be a termination without cause entitling Executive to severance as provided for in Section 7 below.

(d) Change in Control. In the event of a Change in Control (as defined in Section 1 above), Executive may elect, at any time during the ninety (90) day period immediately following such Change in Control, to deliver thirty (30) days’ written notice to the Company and Solar of his termination of employment under this Agreement. Such termination shall be deemed to be a termination without cause for all purposes of this Agreement entitling Executive to Severance as provided under Section 7.

6. SEVERANCE. - TERMINATION RESULTING FROM DEATH, DISABILITY OR FOR CAUSE. In the event Executive’s employment under this Agreement is terminated in connection with Executive’s death or long-term disability or by Company for Cause, Company shall pay Executive (or in the case of death, his heirs or personal representatives), within thirty (30) days after the effective date of termination, Executive’s Annual Base Compensation and benefits and all expenses payable under Section 4 above through such date of death or termination, and Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; provided, however, that to the extent that any of Company’s benefit plans provide rights or benefits after termination, Executive may continue to receive such rights or benefits in accordance with the terms of such plans.

7. SEVERANCE - TERMINATION WITHOUT CAUSE. In the event Executive’s employment under this Agreement is terminated for any reason other than as a result of death, long-term disability or for Cause by Company, such termination shall be a termination without cause for all purposes of this Agreement and the entire balance of the Executive’s Annual Base Compensation due for the remainder of the Initial Term (or any subsequent annual terms if the termination occurs after the expiration of the Initial Term) shall become immediately due and payable to Executive. In addition, Company shall continue to pay one hundred percent (100%) of the premiums for health and other insurance coverage for the Executive as was in effect as of the effective date of termination such payments to continue for eighteen (18) months after the effective date of termination. Within thirty (30) days after the date of termination, the Company shall reimburse Executive for all expenses payable under Section 4(c) above through such date of termination. Furthermore, to the extent that any of Company’s benefit plans provide rights or benefits after an employee’s termination, Executive shall continue to receive such rights or benefits in accordance with the terms of such plans.

8. STOCK OPTIONS. Upon (i) the dissolution or liquidation of Company or Solar; (ii) a termination of Executive’s employment other than by the Company for Cause; (iii) any merger or consolidation in which the Company or Solar is not the surviving corporation; or (iv) a Change in Control, all stock options awarded to the Executive under any stock option plans shall immediately become one hundred percent (100%) vested and fully exercisable by Executive (or Executive’s heirs, as the case may be) no later than the date immediately preceding the effective date of such dissolution, termination of employment, merger or consolidation, or Change of Control and the Executive shall have the right to exercise Executive’s stock options in whole or in part at any time within the next four (4) years.

9. NOTES AND WARRANTS - TERMINATION WITHOUT CAUSE. In the event Executive’s employment is terminated for any reason other than a termination by Company or Solar for Cause, such termination shall have no effect on any Notes or other obligations of Company or Solar held by Executive including, without limitation, the Warrant or any warrants subsequently issued by Company or Solar to Executive individually or to Executive and his spouse. Any such notes or warrants shall continue in full force and effect, subject only to the express terms and conditions contained in any such notes or warrants.

10. CONFIDENTIALITY. Executive recognizes and acknowledges that he will have access to certain confidential information of Company, Solar and of entities with whom Company and Solar do business, and that such information constitutes valuable, special and unique property of the Company and Solar and such other entities. During the Term of this Agreement and for a period of two (2) years immediately following the date of termination of this Agreement, Executive agrees not to disclose or use any confidential information, including without limitation, information concerning the Company or Solar’s financial condition, research and development activities, technologies, product designs and/or specifications, “know-how;” prices, customers, prospects, methods of doing business, marketing and promotional activities, or any information or knowledge with respect to confidential information or trade secrets of the company or Solar, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents belonging to the Company or Solar, but held by Executive, concerning any information relating to the Company or Solar’s business, whether confidential or not, are the property of the Company and Solar and will be promptly delivered to it upon Executive’s leaving the employ of the Company and Solar. Executive also agrees to execute such confidentiality agreements that the Board of Directors may adopt, and may modify from time to time, as a standard form to be executed by all executive employees of the Company or Solar, to the extent such standard forms are not more restrictive than the provisions of this Agreement.

The restrictions set forth in this Section are considered to be reasonable for the purposes of protecting the business of Company and Solar. Company, Solar and Executive acknowledge that Company and Solar would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company if the covenants contained in this Section were not complied with in accordance with its terms. Accordingly, Executive agrees that Company and Solar shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company. Any legal action commenced by the Company or Solar to secure the enforcement of this Section shall be commenced in Montgomery County, Maryland. The prevailing party in any such legal action shall be entitled to receive from the other party reimbursement for the reasonable attorneys’ fees and expenses incurred by the prevailing party.

The provisions of Section shall survive the termination of this Agreement, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company.

11. INTELLECTUAL PROPERTY. Executive acknowledges and agrees that all discoveries, inventions, designs, improvements, formulas, formulations, ideas, devices, writings, publications, study protocols, study results, computer data or programs, or other intellectual property, whether or not subject to patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course or scope of his employment with the Company and Solar (collectively referred to herein as “Intellectual Property”), shall be the sole and exclusive property of Company and Solar without further compensation to the Executive. Inventions, if any, patented or unpatented, which Executive made prior to the commencement of his employment with Company and Solar are excluded from the scope of this Agreement.

12. DISPUTES. Except as provided in the next paragraph, in the event that a dispute arises between Executive and Company or Solar concerning any matter under this Agreement, such dispute shall be resolved through binding arbitration which shall be conducted before three (3) impartial arbitrators. One arbitrator shall be selected by each party and the two arbitrators who are so selected shall select the third arbitrator. Any such arbitration shall be held in Montgomery County, Maryland. The arbitrators shall reach a decision in the arbitration based on the facts of the matter and applicable law. The Arbitrators decision shall be final and binding on the parties and enforceable in a court of law. Company and Solar shall pay all costs and fees in connection with the arbitration.

13. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the addresses below or to such other address as either party shall designate by written notice to the other:

If to Executive, to the address set forth below his signature on the signature page hereof

If to the Company to:

Solar Wind Energy, Inc.

1997 Annapolis Exchange Parkway

Suite 300

Annapolis Maryland, 21401

If to Solar to:

Solar Wind Energy Tower Inc.

1997 Annapolis Exchange Parkway

Suite 300

Annapolis, Maryland 21401

14. GENERAL PROVISIONS.

(a) This Agreement contains the entire agreement of Company, Solar and Executive, and Company, Solar and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments, including the Prior Agreement which is terminated and shall be of no further effect. No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

(b) The rights and obligations of Company and Solar under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive may not assign his rights and obligations under this Agreement.

(c) This Agreement shall be subject to and governed by the laws of the State of Maryland, without regard to the conflicts of laws principles thereof.

(d) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(e) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(f) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

(g) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

The parties have executed this Employment Agreement as of the day and year first above written.

Solar Wind Energy, Inc.

By:	Ronald W. Pickett
Its:	President

Solar Wind Energy Tower, Inc.

By:	Ronald W. Pickett
Its:	President

/s/ Stephen Sadle
Stephen Sadle
Address: 1200 John Ross Court Crownsville, Maryland 21032